 Tianyin Pharmaceutical Co., Inc. Announces Preliminary Un-Audited Fiscal Year 2008 and Preliminary Fiscal 2009 Guidance

●	Fiscal year 2008 revenue and net income expected to be $33 million and $5.9 million respectively

●	Fiscal 2009 revenue and net income estimated to increase at least 28% and 26%, respectively from fiscal 2008

CHENGDU, China, September 8, 2008/Xinhua-PRNewswire-FirstCall/ -- Tianyin Pharmaceutical, Co., Inc., (OTC Bulletin Board: TYNP), a manufacturer and supplier of modernized traditional Chinese medicine (“TCM”) based in Chengdu, China, today announced its un-audited preliminary financial results for the fiscal year ended June 30, 2008 and fiscal 2009 financial guidance. The Company plans to announce the final results and to hold a conference call at the end of September.

Fiscal Year 2008 Financial Highlights

Based on preliminary financial data, Tianyin expects total fiscal year 2008 revenues for the period ending June 30, 2008, to be at least $33 million, which would be a record for the company and a substantial increase from $20 million for fiscal year 2007. Un-audited preliminary net income for fiscal year 2008 is expected to increase 47.5% to approximately $5.9 million, or $0.32 per share on a fully diluted basis, compared to $4 million for fiscal year 2007. This data is subject to normal audit adjustments and therefore may be changed when reported in Tianyin’s Form 10-K for the fiscal year ended June 30, 2008.  However, based on preliminary communications with its auditors, Tianyin feels that it is unlikely that any material adjustments will be made to the financial data as disclosed herein.

"We are very pleased with these results, which were supported by targeted sales promotion of new and existing products, and the further expansion of our sales team," Dr. Jiang, Chairman and CEO of Tianyin commented. “During the 2008 fiscal year, our sales team increased from 523 to 720 employees, while advertising expense increased from 0.2 million to 1.6 million.”

"Fiscal 2008 has been a key inflection point in the Company’s evolution as we completed our formal listing in the United States and an equity raise to provide working capital for our growth initiatives, including the expansion of our production facilities. We performed very well both in terms of financial performance and execution of our key business strategies. We won official government tenders for our proprietary Ginkgo Mihuan Oral Liquid in Liaoning, Guangxi, Yunnan, and Shanxi province in China and signed over 60 new distribution agreements with a total of 15 regional distributors, including both new and previously contracted distributors in May 2008. During the 2008 fiscal year, we received approvals from the Chinese State Food and Drug Administration (SFDA) to produce Azithromycin Dispersible Tablets and Simvastatin Tablets. We believe we have put in place the operating foundation and growth strategies which will enable us to sustain our growth and maintain our position as a leading TCM company in China,” Dr. Jiang, Chairman and CEO of Tianyin concluded.

Fiscal Year 2009 Financial Guidance

Tianyin is forecasting robust growth in fiscal year 2009 and anticipates that revenues for fiscal year 2009 will exceed $46 million with net income at least $7.5 million. Growth will be supported by the following initiatives: First, deploy sales and marketing strategies to promote sales of products with higher gross-profit-margin while increasing the associated market share; Second, establish OTC sales teams in the major cities to increase the sales of these products; Third, recruit more sales people overall; Fourth, develop and commercialize four to six new products and last, utilize our new production plant to ensure necessary quantities of both new and existing products are available to meet customer demand.  This guidance does not include potential future acquisitions and management will continue to evaluate its business outlook as necessary and communicate any changes on a quarterly basis or when appropriate.

About Tianyin Pharmaceuticals

Tianyin is a manufacturer and supplier of modernized Traditional Chinese Medicine ("TCM") in China. It was established in 1994 and acquired by the current management team in August 2003. It has a comprehensive product portfolio of 32 modernized TCMs and 4 generic western medicines in the market, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance Program. Tianyin owns and operates two GMP manufacturing facilities and an R&D platform supported by leading Chinese academic institutions. The Company has a pipeline of 49 pharmaceutical products pending approval. Tianyin has an extensive nationwide distribution network throughout China with a sales force of 720 salespeople. Tianyin is headquartered in Chengdu, Sichuan Province with two manufacturing facilities and a total of 1,384 employees. Tianyin achieved revenue of $20.4 million and net income of $3.95 million in FY2007 ending June 30, 2007. For more information about Tianyin, please visit http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

For the Company:
Allen Tang, Ph.D., MBA, Assistant to the CEO
China 15821225642
Allen.y.tang@gmail.com

Investors:
HC International, Inc.
Alan Sheinwald
US (914) 669-0222
Alan.Sheinwald@hcinternational.net